Exhibit 10.44

VOLUME PURCHASE AGREEMENT (PURCHASER SIDE)

This Volume Purchase Agreement, including the Exhibits A and B (“Agreement”), effective as 13 November 2001 (“Effective Date”), is hereby made by and between Ciphergen Biosystems, Inc. of Fremont, California (“Purchaser”) and [*** Redacted] (“Supplier”), the Parties.

In consideration of the mutual promises set forth herein, the parties hereby agree as follows:

DEFINITIONS

“Product/s” shall mean “Screen printed hydrophobic coating on Ciphergen supplied substrates.”

SALES AND PURCHASES OF PRODUCTS.

1.                                      Products. Subject to the terms and conditions of this Agreement, Supplier agrees to sell Products to Purchaser under the terms and conditions of this Agreement. For purposes of volume pricing or other terms or conditions dependent on volume, all purchases of Products by Purchaser shall be aggregated for the benefit of Purchaser.

New Product Inclusion. Supplier agrees to keep Purchaser informed of any new Products or improvements to existing Products. Purchaser will notify Supplier if it wishes to add a new product(s) or series of products of Supplier’s to this Agreement. Purchaser and Supplier shall then proceed to establish pricing and delivery schedules for each such new Product.  Upon agreement of these items, such product(s) shall be considered Products under this Agreement, and shall be purchased and sold under the terms and conditions of this Agreement. Supplier will make all Products available to Purchaser pursuant to this section. In addition, if Supplier implements any improved technology (e.g., without limitation, improved manufacturing processes or improved or additional cores), Supplier shall promptly so advise Purchaser and, at Purchaser’s request, discuss with Purchaser the possibility and advantages of using such improved technology to redesign any Products. At Purchaser’s request, Supplier will negotiate any redesign in good faith.

PRICES; PAYMENT

2.                                      Prices. The prices to Purchaser of the Products shall be the prices contained in the attached Exhibit B. All prices are F.O.B. origin.

3.                                      Taxes. Prices stated in Exhibit B and addenda are in U.S. dollars and do not include applicable U.S. federal or state sales or use taxes which shall be paid by Purchaser if separately indicated on the invoice for the applicable Product shipment, but do include any duties, export or import charges and the like.

4.                                      Payment Terms. Supplier will invoice Purchaser with each shipment and payment terms will be the full invoiced amount payable within thirty (30) days after Purchaser receives the

***                           Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

invoice and shipment (net 30).

ORDER AND DELIVERY

5.                                      Purchase Orders. Purchaser’s purchase orders for Products shall be submitted to Supplier in writing or Fax. Each purchase order shall include:

a. Identification of Products ordered;

b. Quantity to be purchased;

c. Price of Products ordered;

d. Requested delivery dates;

e. Shipping instructions.

6.                                      Forecasts. Purchaser will provide Supplier with non-binding thirty (30) day forecasts of its requirements for Products on a monthly basis.

7.                                      Placement by Purchaser. All purchases under this Agreement shall be subject only to the terms and conditions hereof. All references in this Agreement to purchases of, purchase orders for, or shipments of Products by or to Purchaser shall mean by or to Purchaser. In the event the terms of any purchase order, acknowledgment, invoice, confirmation or similar document conflict with or are additional to the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties, except that the parties may agree to negotiate non-preprinted terms which shall be effective if executed by both parties. No other terms and conditions shall apply to this Agreement or the purchase orders.

8.                                      Changes and Cancellations. Purchaser shall have the right to reschedule or cancel any shipment for Products.

9.                                      Shipping. All items shall be shipped in the manner specified by Purchaser or as specified in the separate Purchase Orders issued hereunder. In the event a shipment will not meet the delivery date (except as provided in Section 11), routing may be changed to premium transportation at Purchaser’s request. In that event, Supplier shall bear the expense of any difference in freight costs for the premium transportation.

10.                               Notice. Supplier shall provide Purchaser with as much notice as possible if it anticipates or has reason to believe that Supplier’s output of the Product will not be sufficient to meet all of Purchaser’s requirements for any period. Purchaser shall provide supplier with as much notice as possible if it anticipates or has reason to believe that it will be unable to supply raw material substrate in time for Supplier to meet shipping deadlines. In the event that Purchaser is late in providing substrate, Purchaser and Supplier will agree on revised shipment dates.

11.                               Discontinuance. If production by Supplier or the availability of any Product covered by this Agreement is to be permanently discontinued at any time during the term of this agreement,

Supplier shall 1) give Purchaser at least six (6) months prior written notice of such discontinuance during which time Supplier shall accept orders from Purchaser for a reasonable quantity of such Product at the prices called for herein, 2) will grant a license to Purchaser for preparation and manufacture of Purchaser’s products, such license to include all technical know-how directly related to production of Purchaser’s Product, technical specifications, production methodologies, QC methodologies, formulas, where appropriate. This information will be provided with enough lead-time for Purchaser to arrange production by alternate means, so as not to interrupt the supply of finished product to Purchaser.

PRODUCT ACCEPTANCE AND QUALITY

12.                               Rejection. In case any Product is not within specifications (Exhibit A attached), Purchaser will have the right, at its sole option, to reject such Product; to accept such Product with a mutually agreed adjustment in price; or to return such Product for credit or refund. If, after being requested by Purchaser, Supplier fails to promptly replace or correct any defective item, then Purchaser shall have the right, without limitation, at its sole option, without further notice, to cancel the applicable purchase order relative to the rejected material without penalty or terminate this Agreement for default in accordance with the Termination Section and require refund of any payments made relative to the rejected Purchase Order material. At Purchaser’s request, Supplier will provide to Purchaser relevant information relating to the failure of any rejected Product.

13.                               Packing. Unless otherwise specified by Purchaser, Supplier will package and pack all goods in a manner that is in accordance with good commercial practice. An itemized packing list must accompany each shipment that shall include the purchase order number and quantity of the Products so shipped

PRODUCT SPECIFICATIONS; CHANGES

14.                               Specifications. Supplier agrees to supply Products that conform to applicable specifications. Supplier shall not make any changes in the form, fit, function, design, performance or appearance of any Product purchased hereunder, or to any Specifications for any Product irrespective of impact on form, fit, or function, without Purchaser’s prior written approval.

18.                               Engineering Change Approval. Supplier shall not make any significant changes to any manufacturing source, production process, or the controlled process parameters or sources, types or grade classifications of materials used, with respect to any Product without first obtaining from Purchaser an engineering change approval. In addition, within three (3) working days after learning of any bug or other problem in a Product which may or already has resulted in an impact to the installed customer base of such Product, and in any event no later than at the time an engineering request is made, the discovering party will notify the other of such problem, Supplier shall submit a request to make a change containing engineering data in support of the request. Within ten (10) working days of receiving such request, Purchaser shall respond to Supplier’s request and shall either (i) approve the change, (ii) disapprove the change, or (iii) extend the deadline for the approval or disapproval period for an additional twenty (20) working days.

19.                               Costs of Engineering Changes. All engineering changes resulting from defects or nonconformity’s in Products shall be implemented at the sole expense of Supplier, unless the defect or nonconformity is the fault of Purchaser in providing defective functional specifications or raw material substrates for Products.

SUPPORT

20.                               Emergency Part Shipment Procedure. In cases of emergency, as reasonably determined by Purchaser, Supplier will ship (at Purchaser’s expense) Product(s) with overnight delivery to Purchaser.

21.                               Product Reports. Supplier will keep accurate records of Product deficiencies and make such reports available to Purchaser in a timely manner.

REPRESENTATIONS AND WARRANTIES

22.                               Warranty of Title. Supplier warrants and represents to Purchaser that (i) Purchaser shall acquire good and clear title to the Products, free and clear of all liens, claims, and encumbrances, (ii) all materials and services provided hereunder including, without limitation, the Products, are either owned or properly licensed by Supplier or are in the public domain and the use thereof by Purchaser, its representatives, distributors, dealers, end users, and other direct and indirect customers will not infringe any proprietary rights of any third party, (iii) Supplier has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to Purchaser in this Agreement, and (iv) Supplier’s compliance with the terms and conditions of this Agreement will not violate any federal, state or local laws, regulations or ordinances or any third party agreements.

23.                               Product Warranty. Supplier warrants that the Products will be new and unused, will perform in accordance with the applicable Specifications (including related documentation provided by Supplier and will achieve any function described therein) and will be free from defects in materials, workmanship or design until 24 months after acceptance by Purchaser. (“Warranty Period”).

24.                               Return and Replace Procedure. During the Warranty Period, Supplier will, at its own expense and risk, replace any defective Products and deliver new Products to the location designated by Purchaser within twenty (20) working days from the date of notice by Purchaser. Unless Supplier reasonably demonstrates a returned item is free from defect, Supplier shall pay the costs of all shipping and insurance of the defective Products. Purchaser will promptly provide evidence of defective Products to Supplier or dispose of the defective Products in accordance with Supplier’s instructions.

25.                               Limited Warranty. This limited warranty does not extend to any defects caused by misuse, abuse, service by anyone other than a Supplier authorized representative, Purchaser or a party authorized by Purchaser, or damage due to accident or act of God. NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

INDEMNIFICATION

26.                               Infringement. The Parties agree to mutually indemnify, defend and hold harmless their officers, directors, employees, shareholders, direct and indirect customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any claims which allege that any Products or the use or sale thereof infringe upon, misappropriate or violate any Unites States patents, copyrights, or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; provided that the Parties (i) promptly notifies each other, in writing, of any notice or claim of such alleged infringement or misappropriation involving the Products of which they become aware, and (ii) mutually permit control, in a manner not adverse to either Party, the defense, settlement, adjustment or compromise of any such claim using reasonably acceptable counsel. The Parties shall not enter into any settlement that affects either Party’s rights or interest without either Party’s prior written approval

27.                               Cure. If by reason of such infringement claim, Purchaser or its direct or indirect customers shall be prevented or are likely to be prevented by legal means from selling or using any Products, or if, in Supplier’s opinion, such claim is likely to occur, Supplier will use its best efforts, at its expense, to: (i) obtain all rights required to permit the sale or use of the Products by Purchaser and its customers; or (ii) modify or replace such Products to make them non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Products are satisfactory to Purchaser. If Supplier is unable to achieve either of the options set forth above within a reasonable period of time after the issuance of an injunction, but in no event longer than thirty (30) days after receipt of notice thereof, Supplier shall promptly refund to Purchaser the invoiced purchase price, plus all shipping, storage, and associated costs, of any Products returned freight collect to Supplier which Purchaser or its customers are legally prohibited from selling or using.

28.                               Product Liability Indemnification. Supplier expressly and unequivocally agrees to and hereby does indemnify, release, defend and hold Purchaser and its officers, directors, employees, shareholders, agents, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys’ fees, arising in favor of any person, firm or corporation on account of product liability in any way relating to the Product, provided that Purchaser (i) promptly notifies Supplier, in writing, of any notice or claim hereunder of which it becomes aware, and (ii) permits Supplier to control, in a manner not adverse to Purchaser, the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to Purchaser. Purchaser may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either Supplier or its counsel or because Supplier does not assume control, Supplier will bear such expense), to assist it with respect to any such claim. Supplier shall not enter into any settlement that affects Purchaser’s rights or interest without Purchaser’s prior written approval. Unless Supplier fails to perform its obligations pursuant to this section, Purchaser shall have no authority to settle any claim on behalf of Supplier.

LIMITATION OF LIABILITY

29.                               EXCEPT FOR LIABILITY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.

TERM AND TERMINATION

30.                               Term. Unless terminated earlier as provided herein, this Agreement shall have a term of one (1) year commencing on the Effective Date, unless terminated sooner by written notice given by a party pursuant to this Section. This Agreement shall be automatically renewed for additional successive one (1) year periods, unless written notice of non-renewal is received by the other party no later than sixty (60) days prior to the expiration of the then current term. Upon any expiration or termination, the rights and obligations of the parties shall continue except that Supplier will not be required to accept further orders or undertake further product development.

31.                               Termination for Cause. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

a. If the other ceases to do business, or otherwise terminates its business operations; or

b. If the other breaches any provision of this Agreement and fails to cure such breach within thirty (30) days (immediately in the case of a breach of Section 9) of written notice describing the breach; or

c. If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

32.                               Termination for Convenience. Subject to the terms of this Section, Purchaser may terminate this Agreement (and some or all then outstanding Purchaser purchase orders) hereunder upon notice to Supplier. Both Purchaser and Supplier agree to cooperate in good faith to minimize the negative impact to both parties.

33.                               Claims. Any claim by Supplier on account of canceled purchase orders shall be submitted to Purchaser.

34.                               Survival; Support After Termination. Purchaser’s right to distribute Products in inventory or subject to any pending purchase order shall survive termination or expiration of this Agreement.

COMPLIANCE WITH LAWS; IMPORT/EXPORT

35.                               Compliance with Laws. Supplier warrants that in performance of work under this Agreement it has complied with or will comply with all applicable federal, state, local laws and ordinances

36.                               Force Majeure. Neither party shall be considered in default of performance of its obligations under this Agreement to the extent that performance of such obligations is delayed by force majeure such as fire, flood, earthquake or other acts of God beyond the reasonable control of such party or its suppliers. In the event Supplier fails to deliver product due to such causes, Purchaser may either:

a. Terminate this Agreement or any part hereof as to Product(s) not shipped;

b. Suspend this Agreement in whole or in part for the duration of the delaying cause, and at Purchaser’s option, buy the Product(s) elsewhere and deduct from any commitment to Supplier the quantity so purchased. Supplier shall resume performance under this Agreement immediately after the delaying cause ceases and, at Purchaser’s option, extend the then current term period for a period equivalent to the length of time the excused delay endured.

37.                               Assignment. This Agreement shall be binding on the parties hereto and their successors and assigns; provided, however, that Supplier shall not assign or transfer, in whole or part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of Purchaser. Any purported assignment without such consent shall be null and void. Purchaser shall not assign or transfer, in whole or part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of Supplier. Any purported assignment without such consent shall be null and void.

38.                               Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to conflict of laws principles.

39.                               Independent Contractors. Supplier shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations. Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

40.                               Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

41.                               Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

42.                               Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., DHL), or by first class mail (certified or registered), or by telecopy confirmed by first class mail (registered or certified), to the other party at its address first set forth above, or such new address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective three (3) working days after deposit, postage prepaid, in the mail.

43.                               No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Purchaser, Supplier, and Designated Third Parties any rights, remedies or other benefits under or by reason of this Agreement.

44.                               Interpretation. This Agreement represents the negotiated agreement of the parties, with the advice and assistance of counsel, and shall not be construed against either party as the drafter thereof.

45.                               Entire Agreement. This Agreement, and the exhibits hereto, represent and constitute the entire agreement between the parties, may only be amended in writing signed by both parties, and supersede all prior agreements and understandings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

The parties have signed below to indicate their acceptance of the terms of this Agreement.

PURCHASER		SUPPLIER

By:	/s/ David DeNola	By: [*** Redacted]

Name: David DeNola		Name: [*** Redacted]

Title: VP of Operations		Title: President

***                           Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

EXHIBITS INDEX

A- PRODUCT SPECIFICATIONS

B- PRICES

EXHIBIT A.

PRODUCT SPECIFICATIONS

1.	Dimensions:

1.1	8 spot substrate: [*** Redacted]

16 spot substrate: [*** Redacted]

2.	Contact Angle: over or equal [*** Redacted] for the buffer solution.

Measure contact angle on [*** Redacted] coating using [*** Redacted] of the buffer solution [*** Redacted]

3.	Appearance: according to coupons

4.	Pigments:

[*** Redacted]

[*** Redacted]

[*** Redacted]

***                           Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

QC Plan for parts produced by [*** Redacted]

1.                                      Definition.

A Production lot size (N) is defined as the quantity of substrates of a single color from a printing run that can be cured in the oven at one time.

2.                                      The first article.

2.1                               The first [*** Redacted] articles should be inspected to confirm all dimensions according to Ciphergen prints.

Alignment of the mask will be confirmed prior to any run and closely monitored during any given run.

2.1.1                     8 spot substrate: [*** Redacted]

2.1.2                     16 spot substrate: [*** Redacted]

2.2                               The following parameters should be measured:

2.2.1                     8 spot substrate:

[*** Redacted]

16 spot substrate:

[*** Redacted]

3.                                      Acceptance Sampling

An initial print of dummy substrates supplied by the Purchase should be printed and cured for testing.

***                           Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Prior to any production run, check for contact angle of the coating with [*** Redacted], supplied by the Purchaser.

3.1                                 Select randomly (n) substrates from the completed production run of (N) substrates (see the table below)

3.2                                 Measure contact angle on [*** Redacted] coating using [*** Redacted] of the buffer solution supplied by the Purchaser.

3.3                                 Acceptance criteria (X is the measured contact angle):

N (lot size)	N (sample size)	Kcr
[*** Redacted]	[*** Redacted]	[*** Redacted]
[*** Redacted]	[*** Redacted]	[*** Redacted]
[*** Redacted]	[*** Redacted]	[*** Redacted]

[*** Redacted]

where

The lot will be accepted if it passes inspection in pp. 2 and 3

***                           Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

EXHIBIT B

PRODUCT PRICING

The price of [*** Redacted] shipped substrate will be charged to Ciphergen.

Set up charge of [*** Redacted] will be waived on any order in excess of [*** Redacted] pieces of Product that is of the same color and specification.

***                           Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.